SOGUA (BVI) LIMITED

Incorporated under the BVI Business Companies Act, 2004 (as amended).

Certificate No.__________

Total Number of Shares that the Company is Authorised to Issue:

____

____

____

____

Par Value:__________

No transfer of the whole or any portion of the above shares can be registered without the production of this certificate.

This Certifies that __________

of __________

is (are) the registered holder(s) of __________ shares

fully paid, of the company, subject to the memorandum and articles of association of the company

Given under the common seal of the said company on the __________ day of __________

Director __________ Director __________

Secretary __________